Exhibit 99.3

INDEX TO FINANCIAL STATEMENTS

Condensed consolidated financial statements of D-Wave Quantum, Inc. as of June 30, 2022

D-Wave Quantum Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

June 30, 2022
Assets
Current assets:
Cash and cash equivalents	$1
Total current assets	$1

Total assets	$1

Liabilities and stockholders’ equity
Stockholders’ equity:
Common stock, no par value; unlimited number of shares authorized; 100 and nil shares issued and outstanding as of June 30, 2022 and January 24, 2022, respectively.	1
Total stockholders’ equity	1

Total liabilities and stockholders’ equity	$1

See accompanying notes to the condensed consolidated financial statements.

D-Wave Quantum Inc.

Condensed Consolidated Statements of Stockholders’ Equity

	Common stock		Total stockholders’ equity
(In thousands, except share data)	Shares	Amount
Balances at January 24, 2022	—	$—	$—
Issuance of common stock	100	1	1
Stock-based compensation			—
Net loss			—

Balances at June 30, 2022	100	$1	$1

D-Wave Quantum Inc.

Condensed Consolidated Statements of Cash Flows

For the period from January 24, 2022 to June 30, 2022
Cash flows from operating activities:
Net loss	$—
Cash flows from financing activities:
Proceeds from issuance of common stock	1
Debt payments	—

Net cash provided by financing activities	1

Effect of exchange rate changes on cash and cash equivalents	—
Net (decrease) increase in cash and cash equivalents	1

Cash and cash equivalents at beginning of period	$—

Cash and cash equivalents at end of period	$1

D-Wave Quantum Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.	Background and Nature of Operations

D-Wave Quantum Inc. (“D-Wave” or the “Company”) was incorporated as a corporation organized and existing under the General Corporation Law of the State of the Delaware on January 24, 2022. The Company was formed for the purpose of effecting a merger between DPCM Capital, Inc. (“DPCM”), D-Wave Systems Inc. (“D-Wave Systems”), and certain other affiliated entities through a series of transactions (the “Business Combination”) pursuant to the definitive agreement entered into on February 7, 2022 (the “Transaction Agreement”). On August 5, 2022, in conjunction with the Business Combination, DPCM and D-Wave Systems became wholly owned subsidiaries of and are operated by the Company. Upon the completion of the Business Combination, the Company succeeded to substantially all of the operations of its predecessor, D-Wave Systems.

In conjunction with the Business Combination, D-Wave Systems and the Company entered into an agreement with Lincoln Park Capital Fund LLC (the “Investor”) on June 16, 2022 which provides D-Wave the sole right, but not the obligation, to direct the Investor to buy specified dollar amounts up to $150.0 million of D-Wave’ par value $0.0001 per share common stock through an Equity Line of Credit (“ELOC”). The ELOC will provide D-Wave Systems and the Company with additional liquidity to fund the business, subject to the conditions set forth in the agreement.

2.	Basis of Presentation and Accounting

The unaudited condensed consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America. Separate balance sheets, statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows have not been presented because there have only been nominal activities in this entity as of June 30, 2022. For the period ended June 30, 2022, the Company’s only activity was the issuance of 100 shares of common stock, each having a par value of $0.0001 per share.

The condensed consolidated balance sheet includes the accounts of the Company and its wholly owned subsidiary during the relevant periods. The Company did not have any operations for the period ended June 30, 2022.

3.	Summary of Significant Accounting Policies – Use of Estimates

The preparation of the financial statements in conformity with the accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

4.	Subsequent Event

The Company evaluated subsequent events and transactions that occurred after the balance sheet data up to the date that the condensed consolidated financial statements were issued. Except as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Business Combination

On August 5, 2022, in accordance with the Transaction Agreement, the Company acquired 100% of the outstanding equity interests of DPCM and D-Wave Systems. As set forth in the Transaction Agreement, D-Wave Systems became an indirect subsidiary of D-Wave Quantum. For accounting purposes, the Business Combination will be accounted for as a reverse recapitalization whereby D-Wave Systems will be treated as the accounting acquirer and DPCM will be treated as the acquired company. Cash received by the Company from the Business Combination, including the PIPE Investment (as defined below) and DPCM cash on hand, totaled $37.6 million, net of related transaction costs.

On August 8, 2022, in connection with the close of the Business Combination, the Company Shares, as defined below, and the warrants to purchase Company Shares (the “Company Warrants”) were listed and began trading on the New York Stock Exchange under the symbols “QBTS” and “QBTS.WS”, respectively. The Company Warrants arose from the Business Combination and reflect the Warrants from D-Wave Systems as discussed in Note 9 of D-Wave Systems’ condensed consolidated financial statements.

2022 Equity Incentive Plan

On August 5, 2022, the DPCM stockholders considered and approved the D-Wave Quantum 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan became effective immediately upon the Closing. The 2022 Plan initially makes available a maximum number of 16,965,849 common shares in the stock of D-Wave (“Company Shares”). Additionally, the number of shares reserved for issuance under the 2022 Plan will increase on January 1st of each year for a period of ten years commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (a) 5% of the fully-diluted number of Company Shares outstanding on December 31st of the immediately preceding calendar year (inclusive of the Share Pool (as defined in the 2022 Plan) and the share reserve under the 2022 Plan (or any successor to either of the foregoing)) and (b) such smaller number of shares as is determined by the D-Wave board of directors.

Employee Stock Purchase Plan

On August 5, 2022, the DPCM stockholders considered and approved the D-Wave Quantum Employee Stock Purchase Plan (the “ESPP”). The ESPP became effective immediately upon the Closing. The ESPP initially makes available for sale a maximum number of 8,036,455 Company Shares. Additionally, the number of shares reserved for issuance under the ESPP will increase on January 1st of each year for a period of ten years commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (a) 1% of the fully diluted number of Company Shares outstanding on December 31st of the immediately preceding calendar year (inclusive of the share reserve under the ESPP and the 2022 Plan (or any successor to either of the foregoing)), (b) 1,607,291 shares and (c) such smaller number of shares as is determined by the D-Wave board of directors.